UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

AVIGEN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

	☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	6.	Amount Previously Paid:

	7.	Form, Schedule or Registration Statement No.:

	8.	Filing Party:

	9.	Date Filed:

On March 10, 2009, Avigen, Inc. mailed the following letter to its stockholders.

March 10, 2009

To our stockholders:

We urge you to support your Board of Directors at the upcoming Special Meeting of Avigen Stockholders on March 27, 2009 – by rejecting the proposal to remove your Board of Directors that is being presented to stockholders by Biotechnology Value Fund (BVF).

The Avigen Board is committed to enhancing the value of your investment and has acted consistently and responsibly to protect the company’s value and represent your best interest.

In contrast, BVF, an activist investor, seeks to take direct control of the company with nominees that have conflicts of interest (all but one is a BVF manager or partner), have no insight into the value of Avigen’s assets, have not been forthcoming with other stockholders about their dealings, and have a record of acting in ways that are NOT in the best interests of other stockholders.

Your Board of Directors unanimously recommends that you vote AGAINST the proposal to remove the current Board, using the enclosed WHITE proxy card. This will enable the Board to continue working to maximize Avigen’s value.

AVIGEN’S BOARD HAS WORKED HARD TO EARN YOUR TRUST

Avigen’s Board is executing a plan to maximize the value of your investment. Your vote will allow the Board to complete these efforts:

Our Pledge To Stockholders

Avigen’s Board is committed to protecting your rights and intends to:

1)	Continue efforts to capture the financial value of our AV411 pain and addiction program;

2)	Present the best merger transaction, if any, for a vote of stockholders;

3)	Provide stockholders who have a preference for liquidity in a transaction, the ability to redeem part, if not all, of their shares for cash;

4)	Continue to update stockholders on our progress; and

5)	Conclude the process in a timely manner – no later than the end of 2009.

1) We’ve preserved cash and protected Avigen stockholders’ upside.

We expect to have cash of more than $40 million at the end of 2009, in part because of the conservative actions we took last year, including cutting headcount by 70% and selling an early-stage program for $7 million in cash. Even before the disappointing clinical trial results last October, we worked hard to maintain a strong and clean balance sheet and to hold the line on expenses. Importantly, in each of the last five years, your Board has met or exceeded its year-end cash projections and we intend to do the same in 2009.

2) We’re conducting a competitive process so stockholders get the most value out of Avigen’s current assets.

Your Board is leading an orderly process to maximize value for the assets of the company and is committed to taking steps to ensure we deliver the best opportunities for stockholders.

Your current Board and management have the necessary know-how to sell or partner our pain and addiction program for its highest value to stockholders. AV411 is a promising therapy that is in government-funded human testing. We are currently in negotiations with multiple interested parties.

3) The Board’s strategic review process is paying off: we have received seven written proposals to date.

Seven companies have made written offers to Avigen. Now, we are carefully negotiating with interested parties. Because this is a competitive process, each of the companies knows they must present their best offer. We are making steady progress in our negotiations and expect to complete the process in the coming months.

4) We intend to give stockholders with a need or preference for liquidity in a transaction an option to redeem at least part, if not all, of their shares for cash

We believe BVF’s need for liquidity greatly outweighs its interest in evaluating opportunities that could lead to increased value for other stockholders. With your best interest in mind, we intend to provide an opportunity for any stockholder to opt-out and redeem at least part, if not all, of their shares for cash in any transaction. We believe this will provide BVF an opportunity to sell part or all of its position and not impose its own agenda on other stockholders.

5) We’re prepared to cash out stockholders if we can’t find a better option.

We recognize that despite our best intentions and efforts, it may not be possible to identify a favorable merger transaction. Therefore, if at any point during this process, your Board of Directors determines that a favorable transaction is unlikely, the Board will continue to consider all other strategic options, including a partial or complete distribution of Avigen’s cash. In any event, we intend to complete the process, including monetizing our pain and addiction program, no later than the end of 2009.

BVF DOES NOT REPRESENT YOUR INTEREST

BVF is trying to seize complete control of your Board and has acted in ways that are not in the best interests of other stockholders.

1) BVF’s interests are different from other stockholders’ interests

Why does BVF oppose the Board’s competitive process – a process that aims to maximize value for all stockholders? We believe it’s because BVF’s interests are different from the interests of all other stockholders.

BVF cannot easily sell its almost 9 million shares of Avigen without causing the stock price to fall. It could avoid this risk, however, if it can force Avigen into any transaction that cashes BVF out of the stock – even if that means accepting a significant discount to our book value and a significantly lower price for you.

In fact, BVF has opposed all plans that don’t fit its self-serving agenda – even when this has meant destroying value for other Avigen stockholders.

2) BVF favors immediate acceptance of the initial acquisition proposal from MediciNova – despite the low initial proposed value per share – apparently without negotiations to improve the terms

BVF immediately supported the initial acquisition proposal by MediciNova without encouraging negotiation to improve the terms. That proposal is estimated to result in potential cash for Avigen stockholders of approximately $0.91 per share1 after being sequestered and unavailable to Avigen stockholders until at least June 2010. The other components of the transaction provide little value. Your Board believes it can deliver more value for your investment through negotiations with MediciNova or through other competitive proposals.

____________________
1 This estimate is based on our good faith assumptions of Avigen’s cash at the close of the transaction and estimated transaction costs.

3) BVF has not been forthcoming with stockholders

The CEO of MediciNova told Avigen’s management that MediciNova was working with BVF in making its acquisition proposal to Avigen. BVF has not disclosed this working relationship with MediciNova to stockholders.

4) BVF activities have hurt other Avigen stockholders

In the face of BVF’s public support for the MediciNova acquisition and its attacks on Avigen’s Board, several potential bidders who have not submitted a written proposal for Avigen’s assets have been reluctant to negotiate with Avigen until BVF’s threats are resolved. One important would-be buyer said they don’t want to spend the time and money in making a proposal that BVF is going to reject out of hand.

Finally, we learned from three separate parties that a BVF manager – and one of BVF’s nominees for the Avigen Board – tried to sabotage Avigen’s confidential discussions with a potential bidder. The BVF nominee contacted Board members of a potential bidder and warned them that BVF would withhold its support for their potential deal with Avigen. These actions undermine the best interest of other stockholders.

In short, BVF’s actions have consistently harmed the interests of other Avigen stockholders. The Board believes BVF would not be an appropriate steward for all stockholders, and urges stockholders to reject the BVF proposal by voting on the WHITE proxy card AGAINST the removal of your Board.

YOUR BOARD IS COMMITTED TO CREATING WEALTH FOR ALL
STOCKHOLDERS – AND IS MAKING GOOD ON THIS COMMITMENT

Your Board of Directors is committed to pursuing the strategies that are in the best interest of the majority of our stockholders and to protecting the rights of all stockholders. It is committed to finding a way to work with BVF, our largest stockholder – and has made numerous attempts to reach out to BVF and to accommodate its interests.

We believe that removing, without cause, all six of your directors – and replacing them with BVF’s nominees who lack relevant experience2 and are not independent – is not in the best interests of all of Avigen’s stockholders.

____________________
2 Based on disclosure in BVF’s proxy statement.

Your vote in this proxy contest comes down to one thing: Who can you expect to deliver, to you and all other Avigen stockholders, the full value from Avigen’s assets? We urge you to reject the BVF proposal and support your current Board of Directors, which has over the years earned your trust.

Respectfully,

Signed for the Board of Directors

Zola Horovitz, Ph.D. as Chairman of the Board

Kenneth G. Chahine, Ph.D., J.D. as Chief Executive Officer

Forward Looking Statements

The statements in this letter regarding Avigen’s cash at the end of 2008, Avigen’s potential to create shareholder value, Avigen’s intentions with respect to the structure of a transaction and component to return cash to Avigen’s stockholders, Avigen’s anticipated focus for the next year, the actions that Avigen intends to take if a favorable transaction is unlikely, and the other actions that Avigen intends to take over the next year, are forward looking statements that are subject to risks and uncertainties. Actual results may differ materially due to numerous risks, including: potential partners or other entities may not value AV411 as much as Avigen does; potential strategic transactions may not be available on terms favorable to Avigen, or with terms Avigen desires to negotiate; Avigen cannot guarantee that its remaining staff will remain with Avigen through 2009; and other risks and uncertainties relating to Avigen detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen's Quarterly Report on Form 10-Q for the period ended September 30, 2008, under the caption "Risks Related to Our Business" in Item 2 of Part I of that report, which was filed with the SEC on November 10, 2008.

Important Information

In connection with the solicitation of proxies, Avigen filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement dated March 9, 2009. Avigen’s stockholders are urged to read the proxy statement and any other relevant documents when they become available as they contain important information. Stockholders may obtain additional free copies of the proxy statement and other relevant documents filed with the SEC by Avigen through the website maintained by the SEC at www.sec.gov. These documents can also be obtained free of charge from Avigen at Avigen’s website at www.avigen.com under the “Investors” tab. Stockholders may also contact Innisfree M&A Incorporated with questions or requests for additional copies of the proxy materials by calling toll free at (888) 750-5834. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Avigen’s stockholders is available in Avigen’s definitive proxy statement filed with SEC on March 9, 2009.